Exhibit 99

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
January 25, 2008	Tim Taylor
Chief Financial Officer
(773)832-3470
E-mail: ttaylor@corusbank.com
CORUS BANKSHARES REPORTS
EARNINGS FOR 2007
Chicago, Illinois – Corus Bankshares, Inc. (NASDAQ: CORS). Corus’ 2007 fourth quarter earnings were $1.9 million, or $0.03 per diluted share, down from $47.2 million, or $0.82 per diluted share, in the fourth quarter of 2006. For the year ended December 31, 2007, earnings were $106.2 million, or $1.85 per diluted share compared to $189.4 million, or $3.28 per diluted share in 2006, a decline of 44%.
“Continued weakness in the housing and mortgage markets, combined with a general slowdown in the economy, has resulted in a significant decline in Corus’ 2007 earnings. With a fourth quarter profit of only $1.9 million, this is clearly the worst quarter we have seen in many, many years. While I am disappointed to see such low earnings, I remain confident in our business model and I fully expect Corus to be able to absorb any losses that may occur. We continue to have a strong capital position, strong liquidity and an excellent management team,” said Robert J. Glickman, President and Chief Executive Officer.
“For the year ended December 31, 2007, Corus earned over $106 million, down 44% from our record earnings in 2006 of $189 million,” Glickman continued. “Contributing to the earnings decline was a provision for loan losses of $66 million, which, after charge-offs of over $40 million related to condominium-secured commercial real estate loans, added $26 million to the Allowance for Loan Losses. The provision was in response to both issues with specific loans as well as declines in the quality of our portfolio overall. Credit concerns also caused us to discontinue the accrual of interest on commercial real estate loans totaling $282 million at December 31, 2007, up dramatically from one year ago. As a result of various nonaccrual loans throughout the year, 2007 interest income was $16.5 million lower than it otherwise would have been had the loans been accruing normally.
In spite of the difficult market conditions, Corus successfully originated over $2 billion in new loans during 2007. While this is down considerably from last year’s originations, it is nevertheless a significant amount of business. Furthermore, we anticipate a significant amount of originations in the first quarter of 2008, perhaps as much as $1 billion. Much of that new business is expected to be in our area of particular expertise, the condominium market. However, due to the upheaval in various financial markets, we are seeing recent opportunity in the office market and we expect to see a considerable portion of our near-term originations in that sector as well. With the potential for a near-term recession, though, we are mindful to approach new business with a cautious, even pessimistic, view of the markets.

In recent quarters, many financial institutions have announced significant losses in their investment portfolios. These losses have largely been due to the dramatic decreases in the value of mortgage-backed investments, primarily related to subprime and Alt-A mortgages. I would like to be clear that Corus does not invest in any mortgage-backed securities.
In summary, at this point in the housing cycle, we are experiencing loan quality issues which are contributing to significant declines in earnings. The impact of the current credit crisis in the U.S. and abroad is having far-reaching consequences and it is difficult to say at this point what the ultimate impact will be on Corus. For our part, we are working diligently with our borrowers to collectively address any loan issues, realizing that in some cases foreclosure may ultimately be our best course of action. Nevertheless, I am confident we can ‘weather this storm’.”
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active lender nationwide, specializing in condominium construction, conversion, and inventory loans. Corus also provides financing for office, hotel, and apartment projects. Its outstanding commercial real estate loans and construction commitments total approximately $7.6 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2007	2006	2005
For the Three Months Ended December 31:
Net income	$1,924	$47,177	$38,093
Diluted earnings per share	0.03	0.82	0.66
Average earning assets	8,918,417	9,826,192	7,940,963
Net interest income (fully taxable equivalent)	62,728	81,820	74,678
Noninterest income (without securities gains/losses)	3,609	3,360	3,411
Net operating revenue (1)	66,337	85,180	78,089
Cash dividends declared per common share	0.250	0.250	0.175
Net interest margin (fully taxable equivalent)	2.81%	3.33%	3.76%
Return on average equity	0.9%	23.0%	22.9%
Return on average assets	0.1%	1.9%	1.9%
Efficiency ratio (2)	28.8%	19.1%	21.3%

For the Twelve Months Ended December 31:
Net income	$106,204	$189,444	$137,229
Diluted earnings per share	1.85	3.28	2.38
Average earning assets	9,387,472	9,376,517	6,522,428
Net interest income (fully taxable equivalent)	291,592	344,737	252,238
Noninterest income (without securities gains/losses)	13,698	13,130	15,258
Net operating revenue (1)	305,290	357,867	267,496
Cash dividends declared per common share (3)	2.00	0.90	0.70
Net interest margin (fully taxable equivalent)	3.11%	3.68%	3.87%
Return on average equity	12.6%	25.0%	21.8%
Return on average assets	1.1%	2.0%	2.1%
Efficiency ratio (2)	23.8%	18.4%	22.9%

Capital Ratios at December 31:
Leverage (Tier 1 capital to quarterly average assets)	11.41%	10.63%	10.69%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	14.44%	13.68%	11.52%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	17.66%	16.33%	14.38%
Common equity to total assets	8.84%	8.40%	8.15%

Common Stock Data at December 31:
Market price per common share	$10.67	$23.07	$28.14
Common shareholders’ equity per share	14.35	15.01	12.35
Shares outstanding at end of period	55,012	56,246	55,850

(1)	Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).

(2)	Noninterest expense less goodwill amortization/impairment, divided by net operating revenue.

(3)	Includes $1.00 per common share special cash dividend declared on June 21, 2007.
Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31	December 31
(Dollars in thousands)	2007	2006
Assets
Cash and due from banks — noninterest-bearing	$76,707	$121,564
Federal funds sold	586,500	319,700

Cash and Cash Equivalents	663,207	441,264
Securities:
Available-for-sale, at fair value
U.S. Government and agencies	3,618,265	5,178,270
Common stocks	135,981	217,042
Other securities	31,253	35,955

Total Securities	3,785,499	5,431,267
Loans, net of unearned income	4,409,387	4,141,979
Less: Allowance for loan losses	70,992	45,293

Loans, net	4,338,395	4,096,686
Accrued interest receivable and other assets	75,650	48,236
Other real estate owned	36,951	8,439
Premises and equipment, net	26,875	27,376
Goodwill, net of accumulated amortization	—	4,523

Total Assets	$8,926,577	$10,057,791

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$254,477	$309,267
Interest-bearing	7,365,205	8,395,408

Total Deposits	7,619,682	8,704,675
Long-term debt — subordinated debentures	404,647	384,028
Other borrowings	54,945	39,419
Accrued interest payable	17,257	27,481
Dividends payable	13,761	14,061
Other liabilities	26,888	43,600

Total Liabilities	8,137,180	9,213,264
Shareholders’ Equity:
Common stock, surplus, and retained earnings	768,984	789,926
Accumulated other comprehensive income	20,413	54,601

Total Shareholders’ Equity	789,397	844,527

Total Liabilities and Shareholders’ Equity	$8,926,577	$10,057,791

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(In thousands, except per-share data)	2007	2006	2007	2006
Interest, Points & Fees, and Dividend Income:
Interest, points & fees on loans	$107,239	$120,028	$446,221	$500,973
Federal funds sold	3,107	4,383	15,479	18,307
Securities:
Interest	52,462	68,034	249,667	214,638
Dividends	1,855	1,844	6,891	7,309

Total Interest, Points & Fees, and Dividend Income	164,663	194,289	718,258	741,227

Interest Expense:
Deposits	93,845	105,265	394,896	369,791
Long-term debt — subordinated debentures	8,068	7,585	30,941	28,547
Other borrowings	959	329	4,163	988

Total Interest Expense	102,872	113,179	430,000	399,326

Net Interest Income	61,791	81,110	288,258	341,901
Provision for credit losses	33,500	4,500	66,000	7,500

Net Interest Income after Provision for Credit Losses	28,291	76,610	222,258	334,401

Noninterest Income:
Service charges on deposit accounts	2,458	2,776	10,114	10,961
Securities gains/(losses), net	(4,082)	6,606	4,673	6,071
Other real estate owned	651	—	1,534	—
Other income	500	584	2,050	2,169

Total Noninterest Income/(Loss)	(473)	9,966	18,371	19,201

Noninterest Expense:
Employee compensation and benefits	11,065	10,836	44,508	45,756
Goodwill impairment	4,523	—	4,523	—
Net occupancy	1,131	974	4,463	3,961
Other real estate owned/Protective advances	1,349	149	4,186	149
Data processing	603	540	2,373	2,025
Depreciation — furniture & equipment	575	569	2,010	1,838
Other expenses	4,411	3,162	15,045	12,152

Total Noninterest Expense	23,657	16,230	77,108	65,881

Income Before Income Taxes	4,161	70,346	163,521	287,721
Income tax expense	2,237	23,169	57,317	98,277

Net Income	$1,924	$47,177	$106,204	$189,444

Net Income Per Common Share:
Basic	$0.03	$0.84	$1.89	$3.38
Diluted	$0.03	$0.82	$1.85	$3.28
Weighted Average Common and Common Equivalent Shares Outstanding	56,471	57,627	57,265	57,705

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended December 31
	2007			2006
		Interest,			Interest,
	Average	Points & Fees,	Yield/	Average	Points & Fees,	Yield/
(Dollars in thousands)	Balance	and Dividends	Cost	Balance	and Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$4,485,543	$55,578	4.96%	$5,434,715	$72,429	5.33%
Common stocks (2)	157,109	2,553	6.50%	210,674	2,539	4.82%
Nonaccrual loans	302,483	—	0.00%	49,812	—	0.00%
Loans, net of unearned income (3)	3,973,282	107,469	10.82%	4,130,991	120,031	11.62%

Total earning assets	8,918,417	165,600	7.43%	9,826,192	194,999	7.94%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	65,542			82,403
Allowance for loan losses	(63,031)			(42,343)
Premises and equipment, net	26,762			27,551
Other real estate owned	39,229			458
Other assets, including goodwill	53,100			43,654

Total Assets	$9,040,019			$9,937,915

Liabilities and Shareholders’ Equity
Deposits — interest-bearing:
Retail certificates of deposit	$5,411,726	$71,396	5.28%	$5,904,250	$78,117	5.29%
Money market deposits	1,442,487	17,826	4.94%	1,739,101	21,019	4.83%
NOW deposits	245,234	1,522	2.48%	282,673	1,772	2.51%
Brokered certificates of deposit	204,260	2,946	5.77%	281,620	4,191	5.95%
Savings deposits	123,901	155	0.50%	132,346	166	0.50%

Total interest-bearing deposits	7,427,608	93,845	5.05%	8,339,990	105,265	5.05%
Long-term debt — subordinated debentures	404,647	8,068	7.98%	384,028	7,585	7.90%
Other borrowings (4)	51,039	959	7.52%	16,025	329	8.21%

Total interest-bearing liabilities	7,883,294	102,872	5.22%	8,740,043	113,179	5.18%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	270,039			286,945
Other liabilities	63,784			91,694
Shareholders’ Equity	822,902			819,233

Total Liabilities and Shareholders’ Equity	$9,040,019			$9,937,915

Interest income, points & fees, and dividends/earning assets	$8,918,417	$165,600	7.43%	$9,826,192	$194,999	7.94%
Interest expense/interest-bearing liabilities	$7,883,294	102,872	5.22%	$8,740,043	113,179	5.18%

Net interest spread		$62,728	2.21%		$81,820	2.76%

Net interest margin			2.81%			3.33%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1)	Liquidity management assets include federal funds sold and securities other than common stocks.

Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $699,000 and $695,000 for 2007 and 2006, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(4)	Other borrowings may include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Twelve Months Ended December 31
	2007			2006
		Interest,			Interest,
	Average	Points & Fees,	Yield/	Average	Points & Fees,	Yield/
(Dollars in thousands)	Balance	and Dividends	Cost	Balance	and Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$5,134,091	$265,179	5.17%	$4,724,032	$232,982	4.93%
Common stocks (2)	187,086	9,488	5.07%	195,686	10,064	5.14%
Nonaccrual loans	216,699	4,859	2.24%	12,654	—	0.00%
Loans, net of unearned income (3)	3,849,596	442,066	11.48%	4,444,145	501,017	11.27%

Total earning assets	9,387,472	721,592	7.69%	9,376,517	744,063	7.94%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	74,780			92,625
Allowance for loan losses	(50,520)			(41,812)
Premises and equipment, net	27,022			27,130
Other real estate owned	24,405			116
Other assets, including goodwill	41,889			42,734

Total Assets	$9,505,048			$9,497,310

Liabilities and Shareholders’ Equity
Deposits — interest-bearing:
Retail certificates of deposit	$5,648,976	$299,130	5.30%	$5,380,702	$260,215	4.84%
Money market deposits	1,588,554	75,180	4.73%	1,796,627	83,582	4.65%
NOW deposits	263,239	6,313	2.40%	302,259	7,537	2.49%
Brokered certificates of deposit	234,592	13,646	5.82%	318,317	17,758	5.58%
Savings deposits	126,668	627	0.49%	141,467	699	0.49%

Total interest-bearing deposits	7,862,029	394,896	5.02%	7,939,372	369,791	4.66%
Long-term debt — subordinated debentures	394,648	30,941	7.84%	377,885	28,547	7.55%
Other borrowings (4)	56,572	4,163	7.36%	11,991	988	8.24%

Total interest-bearing liabilities	8,313,249	430,000	5.17%	8,329,248	399,326	4.79%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	276,823			305,613
Other liabilities	74,851			103,236
Shareholders’ Equity	840,125			759,213

Total Liabilities and Shareholders’ Equity	$9,505,048			$9,497,310

Interest income, points & fees, and dividends/earning assets	$9,387,472	$721,592	7.69%	$9,376,517	$744,063	7.94%
Interest expense/interest-bearing liabilities	$8,313,249	430,000	5.17%	$8,329,248	399,326	4.79%

Net interest spread		$291,592	2.52%		$344,737	3.15%

Net interest margin			3.11%			3.68%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1)	Liquidity management assets include federal funds sold and securities other than common stocks.

Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $2.6 million and $2.8 million for 2007 and 2006, respectively.

(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.

(4)	Other borrowings may include federal funds purchased.

Net Interest Income and Net Interest Margin
Net interest income, which is the difference between interest income, points and fees, and dividends on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period. For the three months ended December 31, 2007, net interest income was $61.8 million and the NIM was 2.81%. These figures represent significant declines from the net interest income of $81.1 million and NIM of 3.33% reported during the same three months ended 2006.
Comparing year over year results for the fourth quarter of 2007 to the fourth quarter of 2006 is complicated by various factors, primary among them:
1)	The Bank’s managed reduction in deposits (in order to put our loan to deposit ratio into a more desirable range), which gave rise to a decline of average deposit balances of approximately $1 billion between the two periods;
2)	A significant increase in nonaccrual loans, which increased from an average of $50 million during the fourth quarter of 2006 to $302 million during the fourth quarter of 2007;
3)	Decline in interest rates during the latter part of 2007, especially with regard to short-term interest rates (which the majority of the Company’s interest earning assets and interest bearing liabilities are priced off of);
4)	Deposit rates that were essentially identical for the fourth quarter of 2007 and 2006, even though short-term interest rates fell dramatically during the second half of 2007. There was a significant increase in the competition for deposits during the end of 2007, competition that seemed especially acute relative to certificates of deposit and money market accounts, funding sources that comprised over 90% of the Bank’s deposits;
5)	A decrease in loan points and fees, which for the fourth quarter of 2007 were $5.0 million lower than for same period in 2007, primarily due to decreased loan originations during 2007; and
6)	Abnormally wide spreads between short-term U.S. Treasury yields and the London Inter-Bank Offered Rate, typically just referenced as LIBOR, which virtually all of the Company’s loans are priced off of. This last effect can be seen by reviewing the yield on the Company’s accruing loans (that is, all loans except for nonaccrual loans) of 10.82% and 11.62% for the fourth quarter of 2007 and 2006, respectively to the average 3-month Treasury bill yield of 3.5% and 5.0% for those same respective periods — a comparison which reveals the effective spread to U.S. Treasuries widening from 6.6% during the fourth quarter of 2006 to 7.3% during the fourth quarter of 2007.
While the preceding give a sense of the competing factors at work, one way of simplifying the analysis is to compare the yield on average earnings assets between the two periods, which fell from 7.94% to 7.43% — a decline of 0.51%, to the yield on average earning liabilities (approximately 95% being interest bearing deposits), which were actually up slightly from 5.18% to 5.22%. Not surprisingly, this relationship will cause pressure on both the net interest income and net interest margin.

With regard to nonaccrual loans, Corus discontinued the accrual of interest on several condominium loans during the fourth quarter of 2007 in response to recent credit quality issues. These actions, and the designation of other loans as nonaccrual during 2007, caused the average balance of nonaccrual loans for the fourth quarter of 2007 to rise to $302 million, from $50 million in 2006. As a result, Corus recorded $7.1 million less in interest income on those loans during the fourth quarter of 2007 than it otherwise would have (had the loans been accrual).
For the year ended December 31, 2007, net interest income declined to $288.3 million compared to $341.9 million in 2006. The NIM declined for the 12-month period to 3.11% from 3.68%. Essentially the same factors that impacted the quarter also impacted the year. These factors included increased deposit spreads, increased nonaccrual loans and lower loan points and fees (down $17.6 million to $78.6 million at December 31, 2007). In addition, for the year, average loan balances declined while funding was essentially flat compared to the prior year. This resulted in a larger portion of assets being invested in securities, which have a lower return than loans, thereby depressing the NIM.
Nonaccrual Loans – Corus’ policy is to discontinue the accrual of interest on loans when there is reasonable doubt as to the ultimate collectibility of all interest and principal, or in certain circumstances when the loan is past due over 90 days. Interest payments received on nonaccrual loans are either applied against principal (“cash-to-principal”) or reported as interest income (“cash-to-interest”), according to management’s judgment as to the collectibility of principal, which may change as conditions dictate (see the “Nonaccrual, Past Due, OREO and Restructured Loans” section for further discussion and details).
At December 31, 2007, virtually all of the loans classified as nonaccrual are condominium loans. For the quarter ended December 31, 2007, the average nonaccrual loan balance was higher than both the beginning and ending balances. This was primarily due to the charge-off of certain nonaccrual loan balances near the end of the quarter.
Loan Yields
For the three months ended December 31, 2007, yields on accruing loans declined (as cited above) by 0.80% as compared to the three months ended December 31, 2006. The decline was primarily attributable to (as discussed above) the decline in short-term interest rates and the $5.0 million decrease in loan points and fees.
For 2007, loan yields were 0.21% higher than for the full year of 2006. This is largely explained by the fact that the Company’s floating rate commercial real estate loans are priced off of LIBOR (as discussed above), which was on average slightly higher during 2007 than during 2006. A secondary effect is as a result of Corus’ floating rate commercial real estate loans repricing on a quarterly basis, which is advantageous during times of falling interest rates (as was the case during the second half of 2007). The counter though is also true — during periods of increasing short-term rates, the impact of the rate increase on Corus’ floating rate commercial real estate loans will generally lag the market. Partially offsetting the impact of higher interest rates and the favorable repricing effect was the decrease in loan points and fees of $17.6 million.

Noninterest Income
Noninterest income consists primarily of service charge income, gains or losses from investment security transactions and rental income from Other Real Estate Owned (“OREO”). For the three and twelve months ended December 31, 2007, the fluctuations compared to 2006 were largely due to security gains and losses as detailed below, combined with an increase in OREO income of $0.7 million and $1.5 million, respectively.
Securities Gains/(Losses), net
The following details the net securities gains/(losses) by source for the three- and twelve-month periods ended December 31, 2007 and December 31, 2006:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands)	2007	2006	2007	2006
Gains on common stocks (cash transactions)	$—	$—	$18,093	$—
Gains on common stocks (stock-for-stock)	—	7,413	8,761	7,413
Charge for “other than temporary” impairment	(4,268)	(910)	(22,367)	(1,453)
Other	186	103	186	111

Total securities gains/(losses), net	$(4,082)	$6,606	$4,673	$6,071

Gains on common stocks
Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies. Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company. With regard to stock-for-stock transactions, there is no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.
During 2007, the Company recorded gains on common stocks of $26.9 million, which consisted primarily of three separate transactions. In the first transaction, the Company recognized a gain of $13.0 million from the liquidation of its investment in Fremont General Corporation (“Fremont”). Importantly, the Fremont gain was preceded by a $15.3 million write-down of the same investment in 2007 and write-downs in 2006 of $1.4 million. The write-downs were recorded in accordance with the accounting guidelines known as “Other-Than-Temporary” impairment (see below for additional discussion).

The other two transactions involved the mergers of two companies in which Corus held equity investments. National City Corp. completed its acquisition of MAF Bancorp, Inc. in a stock-for-stock transaction, which resulted in a gain of $8.8 million. In addition, Banco Bilbao Vizcaya Argentaria (“BBV”) acquired Compass Bancshares, Inc., also in a stock-for-stock transaction. Management chose to liquidate its position in BBV promptly after the acquisition and, as such, characterizes this as a “cash transaction” that resulted in a $5.1 million gain.
Charge for “other-than-temporary” impairment
Charges for “other than temporary” impairment were recorded in 2007 and 2006. It is important to note that these charges were not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications. These charges were recorded in accordance with the accounting guidelines known as “other-than-temporary” impairment. Those guidelines require that we conduct an analysis of impaired securities (defined as any security where the market value is below the cost basis) on a lot-by-lot basis. The analysis includes a review of the length of time the security was impaired, the significance of the impairment and market factors affecting the value of the security. For each impaired lot, we then determine whether or not we believe the impairment was “other than temporary”.
Based on the analysis conducted during the fourth quarter of 2007, it was determined that a position in a certain common stock held by Corus was other than temporarily impaired. As a result, Corus recorded a charge of $4.3 million on that common stock position. Including the fourth quarter charge, the Company recorded a total of $22.4 million in “other-than-temporary” impairments for the full year 2007.
Noninterest Expense
For the three and twelve months ended December 31, 2007, noninterest expense increased by $7.4 million, or 46%, and $11.2 million, or 17%, respectively, as compared to the three and twelve months ended December 31, 2006. The increases were mainly due to the goodwill impairment charge of $4.5 million taken during the fourth quarter (see “Goodwill Impairment Charge” section below).
The increase also resulted from costs associated with problem loans where the Company ultimately foreclosed on the property (Other Real Estate Owned, “OREO”, see the OREO section for further discussion and details). These costs increased by $1.2 million and $4.0 million for the three and twelve months ended December 31, 2007, respectively. While there are various expenses associated with these properties, real estate taxes and insurance have thus far comprised the majority of the cost. Partially offsetting these expenses in 2007 was OREO income, which is included in noninterest income.
Additionally, during the three and twelve months ended December 31, 2007, deposit insurance expense increased by $1.2 million and $2.4 million, respectively, as compared to the same periods in 2006. These increases, which Corus had previously provided an estimate of, were due to deposit insurance reform legislation in 2007. While the FDIC allowed financial institutions a one-time credit to be used against the insurance increase, Corus’ credit was exhausted early in the third quarter of 2007.

For the year ended December 31, 2007, the increases mentioned above were partially offset by a decline in compensation expense of $1.2 million. The decline is primarily driven by lower accruals for the Company’s long-term commission-based incentive plan for commercial loan officers (the “Programs”). The Programs reward commercial loan officers for originating new loans and the size of the commissions is based on the amount of interest, points and fees earned on those loans.
The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization/impairment, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). Corus’ efficiency ratios continue to be among the very best in the banking industry at 28.8% and 23.8% for the three and twelve months ended December 31, 2007, respectively, and 19.1% and 18.4% for the same periods ended December 31, 2006.
Goodwill Impairment Charge
During the quarter ended December 31, 2007, Corus charged off goodwill, totaling $4.5 million. This represented the balance of the goodwill on Corus’ books. The goodwill was largely attributable to banks acquired in the early to mid-90’s and was, until 2001 when the accounting rules changed, being amortized over periods ranging from 12 to 15 years. Corus determined that recognizing the impairment was required in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and other Intangible Assets” (“SFAS No. 142”).
Corus’ decision to charge-off the goodwill was based on several factors, primary among them that, as of December 31, 2007, Corus’ common stock was trading at a discount to book value of over 25%. Furthermore, the stock had been consistently trading below book value during the most recent quarter and had been trending down for the last year. Management also considered the near-term outlook for financial institution stocks given current market conditions. While Corus considered the impact on valuation of control premiums, synergies and other intangibles, management ultimately determined that given the uncertainty with regard to the timing of any recovery, it was prudent to charge off goodwill at this time.
Income Tax Expense
The effective income tax rate increased in the fourth quarter of 2007 to 58.3% from 32.9% in the same quarter of 2006. This increase is due primarily to the write-off of goodwill (as discussed above), which is not tax deductible, partially offset by the impact of changes in Illinois state income tax laws. In 2007, the State of Illinois passed legislation that is expected to result in a higher effective state income tax rate for the Company in future years. The expected future effective income tax rate for Illinois increased the value of existing deferred tax assets, after the impact of Federal taxes, by $475,000. The increase represents tax benefits to be realized in future years. Excluding the impact of both the goodwill write-off and the Illinois tax legislation, the effective income tax rate for the fourth quarter would have been 31.2%. The impact on the full year was much less significant, as the effective tax rate increased slightly to 35.1% in 2007 from 34.2% in 2006.

Common Stock Portfolio
At December 31, 2007, Corus held investments in the common stocks of 15 financial industry companies valued at $136.0 million, including net unrealized gains of $34.0 million. The value of the total portfolio declined by $81.0 million from $217.0 million at the end of the prior year. This decline resulted from sales during the year of securities which had a value at December 31, 2006 of $32 million, combined with a decline in the market value of the remaining stocks totaling $49 million. This decline in market value of Corus’ total portfolio is similar to the performance of the KBW Bank Index (which consists of 24 large banks), which fell 25% in 2007. These securities are all held by the holding company (i.e., not by the Bank). The following is a list of Corus’ holdings as of December 31, 2007:

		Market	Percentage of
Corporation	Shares Held	Value	Portfolio
(dollars in thousands)
Amcore Financial, Inc.	69,100	$1,569	1.1%
Associated Banc Corp.	121,179	3,283	2.4
Bank of America Corp.	670,594	27,669	20.3
Bank of NY Mellon Corp.	94,340	4,600	3.4
Citigroup Inc.	225,000	6,624	4.9
Comerica Inc.	264,300	11,505	8.5
Discover Financial Services	41,000	618	0.5
JP Morgan Chase & Co.	500,864	21,863	16.1
Merrill Lynch & Co. Inc.	132,000	7,086	5.2
Morgan Stanley	82,000	4,355	3.2
National City Corp.	482,970	7,950	5.8
Regions Financial Corp.	515,154	12,183	9.0
SunTrust Banks Inc.	48,000	2,999	2.2
US Bancorp	268,870	8,534	6.3
Wachovia Corp.	398,191	15,143	11.1

Total		$135,981	100.0%

During the three and twelve months ended December 31, 2007, Corus earned dividends on the stock portfolio of $1.9 million and $6.9 million, respectively, compared to $1.8 million and $7.3 million during the same periods of 2006.

Securities Other Than Common Stocks
These securities represent the Bank’s portfolio of investments, all of which are held as “available-for-sale”. At December 31, 2007, available-for-sale securities other than common stocks decreased to $3.6 billion, from $5.2 billion at December 31, 2006, primarily the result of slightly higher loan balances and a significant reduction in outstanding deposits. As of December 31, 2007, nearly the entire available-for-sale portfolio was scheduled to mature within six months.
As is the case with most securities with original maturities one year or less, they are sold at a discount to the value at maturity (Treasury securities with original maturities of one year or less are sold this same way). The interest on these securities is not “earned” at maturity, but rather over the life of the investment and, as such, this income is recognized over the life of the investment (termed “accretion”).
During the twelve months ended December 31, 2007, the Company earned $249.7 million of interest income from the investment portfolio, of which $231.1 million came from accretion related to the discount securities. By comparison, during the twelve months ended December 31, 2006, the Company earned $214.6 million of interest income from the investment portfolio, of which $191.0 million came from accretion.

Loan Portfolio
The following table details the composition of Corus’ outstanding loans:

	Outstanding Loan Balances
	December 31	December 31
(in millions)	2007	2006
Commercial real estate:
Condominium:
Construction	$3,461	$2,615
Conversion	584	1,237
Inventory	64	51

Total condominium	4,109	3,903
Other commercial real estate:
Office	104	100
Rental apartment	62	10
Hotel	39	22
Other	29	30
Loans less than $1 million	8	10

Total commercial real estate	4,351	4,075
Commercial	41	42
Residential real estate and other	17	25

Loans, net of unearned income	$4,409	$4,142

Mezzanine loans included in total commercial real estate	$124	$196
Commercial Real Estate Lending
Overview
During the past few years, Corus’ lending has focused almost exclusively on condominium projects, comprising nearly 95% of our total commitments at December 31, 2007. These projects include construction of new buildings and conversion of existing apartment buildings. Corus also originates condominium inventory loans, which are loans secured by the unsold units (“inventory”) of completed condominium construction or conversion projects. Construction loans, however, represent the largest portion of Corus’ condominium loans at 90% of total condominium loan commitments as of December 31, 2007.
Corus’ loans are collateralized by the underlying property and are almost always variable rate. As of December 31, 2007, 97% of Corus’ commercial real estate loans were variable rate, with the vast majority tied to 3-month LIBOR and resetting quarterly. While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well. Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan. Interest rates charged for mezzanine loans are meaningfully higher than those charged for first mortgage loans (and tend to be fixed rate), but also carry additional risk.

Condominium construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years. Conversion loans finance the conversion of existing apartments into condominiums (in some cases, conversion projects include such extensive renovation that management believes the loan is more appropriately categorized as a construction loan). The conversion loans are typically fully funded at the outset and paid down as the condominiums are sold. Inventory loans tend to have maturities of 12 to 24 months and are generally fully funded at origination.
Construction loans almost always have interest reserves and Corus’ construction loans are no exception. An interest reserve allows a certain portion of a borrower’s interest cost to be “capitalized” into the loan balance thus eliminating a borrower’s initial cash outlay for interest. It is Corus’ practice to limit the size of interest reserves, and thereby hasten the date on which borrowers need to make out-of-pocket interest payments to support slow-to-stabilize or weak loans. Of course, there are exceptions where our interest reserves do carry loans longer than we would like, but generally speaking, our interest reserves will not carry borrowers much past completion of construction. We try to limit increases in interest reserves to situations where our loan balance is very well secured, and such increases represent an opportunity for additional income. While there are exceptions to this practice, we are generally very hesitant to increase interest reserves for projects that are not performing well.
Originations – In 2007, we originated $2.0 billion of new loans, which is significantly lower than last year’s originations, but consistent with what we estimated in the third quarter earnings release. It is a significant amount of business, even if it is quite a bit less than in previous years. If you look at the past five years, our originations tracked to the housing boom and bust. From 2003 to 2007, originations climbed from $2 billion in 2003 to $5 billion in 2005 and back down to $2 billion in 2007. As for 2008, we expect that a significant number of new loans will close in the first quarter, perhaps as much as $1 billion. Much of that new business is expected to be in our area of particular expertise, the condominium market. Many other lenders have backed away from condominium lending in the current environment, and we believe this creates an opportunity for us to do more business at better terms. In addition, due to the upheaval in various financial markets, we are seeing recent opportunity in the office market and we expect to see a considerable portion of our near-term originations in that sector as well. We feel very good about the credit quality and profitability of this new business.
We are approaching new business with a cautious, even pessimistic view of the markets. We anticipate that the housing market will continue to weaken throughout 2008, and are also cognizant of the risk that the economy could tilt into recession this year as various economists predict. We try to underwrite our loans so that our risk of loss is minimal, even in very bad markets. Of course, there is no guarantee of success in that endeavor.

We tend to discount the significance of originations in any one month, and even any one quarter, due to the fact that we originate large loans, and our originations can therefore be lumpy. We do not anticipate any change in our strategy of pursuing a smaller number of larger loans. This maximizes our ability to include senior management in all material loan decisions.
Loan Balances – Future loan balances, which ultimately drive interest income, are inherently difficult to predict. Loan balances result from the complex interplay of originations, funding of construction loans, the paydown of loans from the sales of condominium units, and the payoff of loans due to refinancing, collateral sales or otherwise. Once originated, construction loan commitments will generally fund over 18 to 30 months. This is perhaps the easiest piece of the puzzle to size up, though it clearly includes a level of uncertainty. It is far more difficult to forecast the pace of condominium sales and the resulting loan paydowns.
As of December 31, 2007, outstanding loans totaled $4.4 billion, up $0.3 billion compared to the prior year. Looking ahead to 2008, while we expect to fund much of our $3.2 billion in unfunded commitments, predicting incremental funding from new originations and paydowns on existing loans is difficult. At this point, only time will tell, but we would not be surprised to see outstanding loans grow.
Total Commitments – We focus heavily on total commitments and, to a lesser extent, on outstanding balances. Total commitments are down from $8.4 billion a year ago, to $7.6 billion as of December 31, 2007, the first annual decline since 2001. Whether or not total commitments grow over the coming year is hard to say, since payoffs and new originations are both very difficult to predict. Our balance sheet is strong enough to support growth in total commitments should that occur.
Personnel
Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 19 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 5 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by very limited turnover in the last five years.
Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President – Commercial Lending), and Timothy J. Stodder (Senior Vice President – Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

Incentive Compensation – The Company has maintained a long-term commission-based incentive plan for the commercial loan officers for many years. While the plan has worked well, in 2007 the Company modified the plan via revisions to the Bank’s existing Commission Program for Commercial Loan Officers (the “Former CLO Program”) as well as the introduction of a new commission program (the “New CLO Program”) (collectively, the “Programs”). The Programs are designed to compensate officers for successfully originating a loan, earning an acceptable interest spread over the term of the loan, and ultimately collecting all amounts in full. Compensation earned under the Programs is earned as commissions, with the size of the commissions being based on the amount of interest, points and fees earned on those loans. Management believes the Programs motivate officers to make safe loans and align the officers’ goals with the Company’s interests.
The Former CLO Program generally requires that a portion of an officer’s commission be withheld by the Bank, and for a substantial period of time (referred to as either “held back” commissions or “holdbacks”). The holdbacks are then at risk of loss in the event the Company suffers a loss on a loan originated by the officer. Among other revisions, the Former CLO Program will now only apply to those loans originated through October 31, 2006. Essentially all other terms and conditions of the Former CLO Program will continue including the potential for future commissions and the terms under which holdbacks are released or eliminated.
Loans originated on November 1, 2006 and thereafter will be covered by the New CLO Program. Like the Former CLO Program, the New CLO Program is also designed to reward commercial loan officers for originating new loans, with commissions calculated in a similar manner to the Former CLO Program. In contrast though, the New CLO Program does not contain a holdback provision. However, officers continue to share in the risk of loss as their current year commissions are still exposed to reduction, even elimination, in the event of losses. In addition, loans originated under the New CLO Program will generally result in commissions that are somewhat lower than what would have resulted under the Former CLO Program. There are various other differences between the Former CLO Program and the New CLO Program (for further details, please see the exhibits of the Company’s Form 8-K dated November 27, 2007 as filed on December 7, 2007.)
Mr. Michael G. Stein, who is an executive officer and head of the Company’s commercial real estate loan department, was previously compensated under the terms of the Former CLO Program. As a reflection of the continued increase in Mr. Stein’s supervisory responsibilities, and corresponding decrease in his front-line loan origination responsibilities, he has been transitioned from being compensated under the Former CLO Program to a discretionary compensation plan along the lines of the Company’s other senior officers. Mr. Stein’s transition was effectuated via two separate agreements between the Company and Mr. Stein, entered into in December 2006 and June 2007 (disclosed via Form 8-Ks filed on December 18, 2006, and June 29, 2007, respectively).

Commercial Real Estate Loan Portfolio – Unfunded Commitments
In addition to funded amounts, Corus has unfunded commitments totaling $3.2 billion as of December 31, 2007, almost exclusively for construction loans.

	Commercial Real Estate Loans -
	Unfunded Commitments
	December 31	December 31
(in millions)	2007	2006

Loans — unfunded portion	$3,074	$4,217
Commitment letters (1)	139	65
Letters of credit	2	2

Total	$3,215	$4,284

(1)	Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .

Commercial Real Estate Loan Portfolio – Total Commitments
Including unfunded commitments, the commercial real estate loan portfolio totals $7.6 billion as of December 31, 2007, as detailed below:

	Total Commercial Real Estate
	Loan Commitments (outstanding
	balances + unfunded commitments)
	December 31	December 31
(in millions)	2007	2006

Condominium:
Construction	$6,445	$6,566
Conversion	600	1,325
Inventory	66	51

Total condominium	7,111	7,942
Other commercial real estate:
Office	221	188
Hotel	124	128
Rental apartment	71	10
Other	29	79
Loans less than $1 million	10	12

Total	$7,566	$8,359

The condominium inventory loan category includes three loans, two of which were previously classified as conversion loans. As discussed earlier, inventory loans are collateralized by completed condominium construction or conversion projects where the sales process is not yet complete.
Rental apartment includes one conversion loan (secured by a property in Southeast Florida) and one construction loan (secured by a property in Los Angeles, California) that were previously classified as condominium loans. For the conversion loan (outstanding balance and total commitment of $31.2 million as of December 31, 2007), the borrower has opted not to convert the property based on the weakness of the local condominium market and will operate the collateral as an apartment building. As a result of a principal reduction from additional equity and a new appraisal of the collateral as an apartment project, the Company believes the loan is adequately secured. As of December 31, 2007, the loan was not classified as nonaccrual.
For the construction loan (outstanding balance of $28.5 million and total commitment of $36.6 million as of December 31, 2007), the borrower desires and expects to sell the collateral as an apartment project based on the strength of the local apartment market. Since no binding sales agreement has yet been executed, it remains uncertain whether the borrower will ultimately sell the entire building for use as apartments or sell the individual units as condominiums. The Company believes it is well secured by either exit strategy. As of December 31, 2007, the loan was not classified as nonaccrual.

Commercial Real Estate Loan Portfolio By Size

	Total Commitment as of December 31, 2007 (1)
	Total				Other
	Condominium		Office		CRE		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount

$180 million and above	2	$372	—	$—	—	$—	2	$372
$140 million to $180 million	13	1,960	—	—	—	—	13	1,960
$100 million to $140 million	16	1,950	—	—	—	—	16	1,950
$60 million to $100 million	11	864	2	163	1	90	14	1,117
$20 million to $60 million	39	1,492	1	58	3	102	43	1,652
$1 million to $20 million	46	473	—	—	6	32	52	505
Loans less than $1 million	—	—	—	—	NM	10	NM	10

Total	127	$7,111	3	$221	10	$234	140	$7,566

NM – Not Meaningful

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

	Total Commitment as of December 31, 2007 (1)
	Condominium Loans Only
	Construction		Conversion		Inventory		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount

$180 million and above	2	$372	—	$—	—	$—	2	$372
$140 million to $180 million	13	1,960	—	—	—	—	13	1,960
$100 million to $140 million	16	1,950	—	—	—	—	16	1,950
$60 million to $100 million	10	791	1	73	—	—	11	864
$20 million to $60 million	29	1,138	9	311	1	43	39	1,492
$1 million to $20 million	18	234	26	216	2	23	46	473

Total	88	$6,445	36	$600	3	$66	127	$7,111

(1)	Includes both funded and unfunded commitments and outstanding commitment letters.

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	Total Commitment as of December 31, 2007 (1)
	Total				Other
	Condominium		Office		CRE		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount

Florida:
Miami/Southeast Florida	21	$1,908	—	$—	2	$41	23	$1,949
Tampa	4	114	—	—	—	—	4	114
Orlando	3	38	—	—	—	—	3	38
Other Florida	7	404	—	—	—	—	7	404

Florida Total	35	2,464	—	—	2	41	37	2,505

California:
Los Angeles	11	775	—	—	4	144	15	919
San Diego	11	344	—	—	—	—	11	344
Sacramento	1	23	—	—	1	34	2	57
San Francisco	1	16	—	—	—	—	1	16

California Total	24	1,158	—	—	5	178	29	1,336

Atlanta	13	601	—	—	—	—	13	601
Las Vegas	8	489	—	—	—	—	8	489
New York City	7	473	—	—	—	—	7	473
Washington, D.C.(2)	7	168	3	221	—	—	10	389
Chicago	6	296	—	—	2	4	8	300
Phoenix/Scottsdale	8	185	—	—	—	—	8	185
Other (3)	19	1,277	—	—	1	1	20	1,278
Loans less than $1 million	—	—	—	—	NM	10	NM	10

Total	127	$7,111	3	$221	10	$234	140	$7,566

NM – Not Meaningful

(1)	Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	Total Commitment as of December 31, 2007 (1)
	Condominium Loans Only
	Construction		Conversion		Inventory		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount

Florida:
Miami/Southeast Florida	17	$1,840	2	$20	2	$48	21	$1,908
Tampa	—	—	4	114	—	—	4	114
Orlando	—	—	3	38	—	—	3	38
Other Florida	4	329	3	75	—	—	7	404

Florida Total	21	2,169	12	247	2	48	35	2,464

California:
Los Angeles	11	775	—	—	—	—	11	775
San Diego	5	179	5	147	1	18	11	344
Sacramento	—	—	1	23	—	—	1	23
San Francisco	1	16	—	—	—	—	1	16

California Total	17	970	6	170	1	18	24	1,158

Atlanta	11	574	2	27	—	—	13	601
Las Vegas	7	463	1	26	—	—	8	489
New York City	7	473	—	—	—	—	7	473
Washington, D.C. (2)	3	133	4	35	—	—	7	168
Chicago	6	296	—	—	—	—	6	296
Phoenix/Scottsdale	2	140	6	45	—	—	8	185
Other (3)	14	1,227	5	50	—	—	19	1,277

Total	88	$6,445	36	$600	3	$66	127	$7,111

(1)	Includes both funded and unfunded commitments and outstanding commitment letters.

(2)	Includes northern Virginia and Maryland loans.

(3)	No other metropolitan area exceeds three percent of the total.

Originations
An origination occurs when a loan closes with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loans are rarely funded (to any material degree) at closing, but rather over an extended period of time as the project is built. In contrast, conversion and inventory loans are largely funded at the time of closing.

	Originations (1)
	2007				2006
(in millions)	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Condominium:
Construction	$174	$773	$622	$307	$950	$855	$737	$713
Conversion	3	33	2	4	39	7	10	490
Inventory	18	—	—	—	—	—	—	—

Total condominium	195	806	624	311	989	862	747	1,203
Other commercial real estate:
Office	83	—	—	—	—	—	—	58
Other	—	—	—	10	2	—	—	52

Total commercial real estate	$278	$806	$624	$321	$991	$862	$747	$1,313

(1)	Includes commitment increases to existing loans
Originations in 2007 were spread among various markets, with notable originations in the following metropolitan areas (we tend to think of our exposure by metropolitan area, rather than by state): Atlanta (17%), Los Angeles (16%) and New York City (13%). While Corus has historically originated a significant volume of condominium loans in Florida, the weakness in the Florida residential for-sale markets has greatly reduced the demand for condominium financing in that market. As a consequence, Corus originated only one new Florida condominium loan during 2007 (in the second quarter of the year).
Paydowns/Payoffs
Loan paydowns (partial payments) and payoffs (payments of all outstanding balance) can fluctuate considerably from period to period and are inherently difficult to predict. For example, in the fourth quarter of 2007, loan paydowns and payoffs were $410 million, down from $702 million during the third quarter of this year, and down compared to $948 million in the fourth quarter of 2006. For the year ended December 31, 2007, paydowns were $2.7 billion, lower than the $3.4 billion during the year ended December 31, 2006. The decline in paydowns is consistent with the slowdown in the market for residential housing.

	Paydowns/Payoffs
	2007				2006
(in millions)	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q

Total commercial real estate	$410	$702	$617	$939	$948	$791	$911	$791

With regard to future paydowns/payoffs, projects securing approximately $1.1 billion of construction loan commitments are complete as of December 31, 2007. We anticipate projects securing another $3.4 billion of loan commitments to be completed next year, and projects securing over $1.9 billion of loan commitments to be completed some time in 2009, or perhaps even 2010.
Pending Commercial Real Estate Loans
The following table presents pending commercial real estate loans listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It had historically been the Company’s experience that once a loan reached the Application Received stage, it was likely to result in a future loan origination. The continued weakness in the residential for-sale markets though, has caused developers to cancel numerous planned condominium projects, including some where Corus had previously received applications. As such, it is now harder to assess the likelihood that such applications will lead to future loan originations.

	Commercial Real Estate Loans Pending
	December 31, 2007		December 31, 2006
(dollars in millions)	#	Amount	#	Amount

Commitment Accepted (1)	1	$139	—	$—
Commitment Offered (1)	—	—	1	65
Application Received	13	1,166	11	1,003
Application Sent Out	1	86	4	254
Term Sheet Issued	18	1,634	29	2,625

Total	33	$3,025	45	$3,947

Condominium:
Construction	20	$1,894	40	$3,561
Conversion	1	57	2	152
Inventory	4	132	—	—

Total condominium	25	2,083	42	3,713
Other commercial real estate:
Office	6	641	—	—
Other	2	301	3	234

Total	33	$3,025	45	$3,947

(1)	These amounts are also included in the Commercial Real Estate Loans — Unfunded Commitments table of this report.
At December 31, 2007, Corus had two pending commercial real estate loans classified as “Other” within Other Commercial Real Estate. Both of the pending loans are collateralized by mixed use properties which each include a condominium component.

Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.
Residential Real Estate and Other Lending
Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.” Minimal new originations are expected.
Asset Quality
Overview
Problem loans are growing in number as a result of the nationwide downturn in residential real estate. Our loan loss provision and charge-offs throughout the year, and especially in the fourth quarter, reflect that trend. We expect that residential real estate will remain weak throughout 2008, and that the level of our problem loans and charge-offs will likely increase throughout the year.
In most of our problem loan situations, either the borrower or a mezzanine lender subordinate to Corus has supported the deal with substantial amounts of additional cash. However, since most of our loans are non-recourse upon project completion, past financial support is no guarantee of future support, particularly if the market weakens further or if the market stays at its currently depressed levels for an extended period of time.
For those problem loans where the borrower or mezzanine lender chooses not to take the necessary steps to resolve issues, we will not hesitate to foreclose. We foreclosed or otherwise took ownership of assets securing one loan in 2007. As of December 31, 2007, while we had not filed for foreclosure on any other loans, we anticipate commencing foreclosure procedures on possibly three loans in early 2008 (see the “Nonaccrual, Past Due, OREO and Restructured Loans” section for additional details).
Construction Loans
Condominium construction loans make up approximately 85% of our commercial real estate loan commitments. Problems which can arise in financing the construction of for-sale condominium housing can be broken down into three broad categories: (1) projects where construction is at risk of coming to a halt; (2) projects where there are material cost overruns that are not being covered by borrowers, completion guarantors or sponsors; and (3) projects where construction is complete, but either (a) sales are weak, and/or (b) presale buyers walk away from their contracts.

As of December 31, 2007, we had no projects where construction had halted. One such loan had given us concerns earlier in 2007, but the sponsor in that loan invested a substantial amount of equity to rectify the problems, and construction is moving ahead relatively smooth again.
As for uncovered cost overruns, this is an issue many projects experience. The Bank’s position is that construction must be completed, since a partially completed building is of little value. In many cases, we have agreed to provide additional funds to the borrower to enable them to complete the project. As a result, our exposure in those projects is higher than we originally anticipated, but that is one of the risks that we underwrite from the outset, and one of the reasons we target our initial condominium construction loan exposures at approximately 55% to 65% of gross sellout value (i.e., the originally projected sales prices of the condominium units, before associated selling costs). That gives us leeway to absorb some degree of increased exposure, if we must.
The third source of risk, deals where construction is complete but weak sales or cancelled presale contracts put our loan at risk, is the most critical source of risk for Corus. If a material number of large condominium projects are complete and there are no buyers willing and/or able to close on the units at the borrowers’ asking prices, we will likely see a material increase in our problem loans. In fact, we are already seeing an increasing portion of our portfolio secured by the units in completed condominium projects that did not sell during or immediately after construction.
In several cases, borrowers who failed to sell enough condominiums to make a condominium exit viable have negotiated the sale of the asset as apartments at a price more than adequate to pay us off. In some other cases, enough units closed and generated paydowns such that our remaining loan exposure is well-secured by the remaining, slow-to-sell inventory. Nevertheless, absorption risk remains an issue we consider extensively.
In an effort to provide additional perspective on what we consider to be the most critical source of risk for Corus, the risk where construction projects are complete but sales are weak and/or presale buyers walk away from their contracts, we provide further discussion below relative to Corus’ portfolio. First we review those situations where construction is complete as of December 31, 2007 and unit closings have commenced. Next, we review those projects where construction completion is expected in the next six months. Finally, we discuss a subset of construction projects, those with significant levels of presales in Florida and Las Vegas.
Loans secured by condominium projects that have completed construction
Once construction of a building is complete and occupancy permits have been obtained, it can typically take several months to close on individual units, even when there is a high level of presales. In an effort to identify potential risk in a construction loan, we watch for situations where construction of the building is substantially complete but relatively few additional unit sales are expected in the coming months.

Depending on the level of initial closings, loans secured by slow-to-sell condominium inventory in completed buildings can be a problem.
Keep in mind, these are not necessarily problem loans. Once enough closings occur, our trailing loan balance can be, and often is, very well secured by the remaining slow-to-sell condominium portfolio. In general (there are exceptions), we believe that loans with remaining commitments (outstanding balance plus any unfunded commitment) that are 50% or less of sellout value are quite safe, with only minimal loss potential. Loans with remaining commitments that are 51% to 60% of sellout value have some risk to them, but at limited levels. Loans with remaining commitments that are in excess of 60% of sellout value are the riskiest category.
As of December 31, 2007, there were $597 million of loan commitments secured by condominium projects where construction is complete but where we do not anticipate a material number of closings in the first quarter of 2008. Of these loans, $194 million have balances that are equal to or less than 50% of sellout value. Another $157 million have balances that are between 51% and 60% of sellout value, and the remaining $246 million have balances that are in excess of 60% of sellout value.
There are another $487 million of loan commitments that are secured by projects that: (a) have very recently received occupancy permits, and (b) expect to have a material number of unit sales in the coming calendar quarter. Therefore, we anticipate a significant reduction in the balances of those loans in the first quarter of 2008.
Loans secured by condominium projects nearing construction completion
We have found that estimating the date of construction completion is more difficult than one would think. By completion we mean that a certificate of occupancy has been received, and condominium units can be sold. There might be some degree of additional construction work remaining at that time, but once units can be sold, the project has entered a new phase. Final occupancy permits can be delayed by months due to reliance on municipal inspectors, utility hookups, and last-minute construction problems. As a result, projects we expect to be completed soon sometimes end up taking months to complete.
With that caveat in mind, we estimate that as of December 31, 2007, 24 projects securing $2.2 billion in loans should be completed and have units available for sale and immediate delivery during the first half of 2008. Consistent with our overall portfolio, the majority of the properties collateralizing these loans are located in Southeast Florida, Las Vegas, Los Angeles and New York City. The projects have varying levels of unit sales in place, many of which are expected to close shortly after construction is complete. In many cases, the proceeds of these closings are expected to pay down our loan to, what we consider to be, a safe level. Of course, we have no assurance that the sales in place will actually close. In fact, we anticipate in Florida and Las Vegas that a material number will not close.

Keep in mind, though, that even in those instances where there are few sales, we will not necessarily incur losses. For example, the collateral for one such loan was recently sold as an apartment building for more than our loan exposure. In another situation, a loan has received, even in recent months, massive equity infusions from strong, non-recourse sponsorship.
Conversely, a loan with plenty of presales in place might end up being very much at risk if most of those presale contracts fail to close (more on that below). The point is that it is important not to arrive at any rapid or simple conclusions from broad measures since each individual loan has its own unique characteristics.
Loans secured by condominium projects in Florida and Las Vegas (presale markets)
Corus has a significant loan portfolio secured by condominium projects in Florida ($2.2 billion), and a smaller but still noteworthy portfolio secured by condominium projects in Las Vegas ($463 million). We mention these two markets in particular, because they constitute the bulk of our “presale” business. That is, the bulk of our loans were originated in reliance upon a large portion of the project being presold with 15% to 20% deposits by buyers. There are other presale markets nationwide, but none offered such large deposits from buyers. As the market has deteriorated, many buyers are trying to get out of those contracts.
Generally speaking, we believe that if half of the presale contracts close, our risk is significantly reduced. If less than half of the presale contracts close, we will continue to have some material degree of risk. The most significant issues will likely be associated with those projects where less than half of the presale units close. While, as indicated above, we have reasons to believe a material number of pre-sale buyers may not be willing and/or able to close on units, our experience at this point in time is too limited from which to draw significant conclusions.
As stated earlier, it is absolutely critical to understand that projects need not sell out in their entirety for our loan to become safe. In general (there are exceptions), we believe that loans with remaining commitments (outstanding balance plus any unfunded commitment) that are 50% or less of sellout value are quite safe, with only minimal loss potential. To the extent we still have balances on loans that are paid down substantially, such balances are highly desirable, being both safe and lucrative. This situation may not be so desirable for our borrowers or other financial sponsors, who might find it necessary to invest substantial sums to carry the project to full sellout. However, it is not necessarily bad for us.
Of course, the market values of condominiums has decreased in most of the markets in which we are active and if there were further decreases in market values, or if the pace of absorption were to slow down, then our sense of risk could be wrong, and we could incur a loss even though we felt safe at one point. On the other hand, we could be overly concerned, and in the end get paid in full on loans we previously deemed to be concerning.

Conversion Loans
Condominium conversion loans make up approximately 8% of our commercial real estate loan portfolio by commitments. As of December 31, 2007, we had 36 condominium conversion loans with commitments totaling $600 million. Only six of these loans totaling $59.6 million of commitment currently use an interest reserve to make interest payments, so the vast bulk of this portfolio is being kept current with payments from borrowers or, in a few circumstances, through use of a portion of sale proceeds from condominium units.
We attempt to categorize the conversion portfolio by Loan-to-Sellout (“LTS”), where sellout is the gross retail value of the condominium units that secure our loan. In many situations, the gross retail value is very hard to estimate. For example, a project might be selling units at $200/sf, but at a pace that is unacceptable. It is almost impossible to say at what lower price a more acceptable rate of absorption could be achieved.
Our best estimates put $145 million in the safest category, where the LTS is less than 50%, and loss potential is slim to none. Another $233 million is in an intermediate category, where LTS is between 50% and 60%, and where more loss potential exists but losses are still unlikely to be severe. Finally, we have $222 million in the riskiest category, where LTS is over 60%, and where material loss potential exists. We have already allocated $10.1 million of our Allowance for Loan Losses against certain loans in this most risky category, and as of December 31, 2007 management believes that this estimate accurately reflects the inherent loss in those specific loans. We must also point out that changes in market conditions, errors in analysis, and unpredictable developments, can mean that loans in the safest category might incur losses, and loans in the riskiest category might be paid in full. We have seen both circumstances occur.
Guarantees
Most (but not all) of the Bank’s lending is done on a non-recourse basis, meaning the loan is secured by the real estate without further benefit of payment guarantees from borrowers. However, the Bank routinely receives guarantees of completion and guarantees that address “bad acts.” These various guarantees can be described as follows:
Payment Guarantees – Guarantor guarantees repayment of principal and interest. Often there might be limitations on the guaranteed amounts, and guarantors vary dramatically in their financial strength and liquidity. Overall, however, these guarantees would protect the Bank to a certain degree even if the sale proceeds from the asset are insufficient to repay the loan in full. The Bank does negotiate for and receive repayment guarantees in certain situations, but the vast majority of the Bank’s lending activity is done without repayment guarantees.

Completion Guarantees (For construction loans) – Guarantor guarantees to pay for costs necessary to complete the asset, to the extent such costs exceed the original budget. Upon completion of the asset, and provided there are no construction liens filed by contractors, such guarantees typically lapse. These guarantees do not protect the Bank from decreases in collateral value. They do help ensure that the Bank’s exposure in a bad deal (or any deal for that matter) is not higher than originally expected. Again, there are vast differences in the financial strength of completion guarantors, and in certain (relatively infrequent) circumstances, the Bank agrees to limits on, or even does without, completion guarantees. Overall, however, the Bank views completion guarantees from capable guarantors as a very important part of the underwriting process.
Bad Act Guarantees – Guarantor guarantees repayment of losses incurred by the Bank in the event borrower commits fraud, negligence, or a wide variety of other “bad acts.” The scope of bad acts is often heavily negotiated. Very often it is defined to include bankruptcy filings, in which case Bad Act guarantees can help ensure that the Bank takes control of assets securing bad loans in a timely manner.

Asset Quality Measures

	As of December 31
(Dollars in thousands)	2007	2006
Allowance for Loan Losses	$70,992	$45,293
Allowance for Loan Losses / Total Loans	1.61%	1.09%
Liability for Credit Commitment Losses	$6,000	$5,500
Nonaccrual and Loans 90 days or more past due (NPLs) (1)	$282,643	$106,907
Other Real Estate Owned (OREO) (1)	$36,951	$8,439
Total Nonperforming Assets (NPLs + OREO) (1)	$319,594	$115,346
NPLs / Total Loans	6.41%	2.58%
Troubled Debt Restructurings (2)	$153,453	$—

(1)	See the Nonaccrual, Past Due, OREO and Restructured Loans section for additional details.

(2)	To the extent not included in either nonaccrual or loans 90 days or more past due.
Allowance for Credit Losses
The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.
Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, as defined by Generally Accepted Accounting Principles. These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.
After determining the specific reserve necessary for impaired loans, the Company then estimates a general reserve to be held against the outstanding balances of its remaining (i.e., non-impaired) loan portfolio. For purposes of estimating the general reserve, Corus segregates its commercial real estate secured loans (excluding those which had been identified as impaired) by:
•	Collateral Type – condominium construction, condominium conversion, etc.,

•	Lien Seniority – 1st mortgage or a junior lien (“mezzanine” loan) on the project, and

•	Regulatory Loan Rating – Pass/Special Mention, Substandard, Doubtful, and Loss.
Corus segregates its small amount of remaining loans (i.e., commercial, residential, overdrafts, and other) by loan type only.
Loss factors, which are based on historical net charge-offs plus a management adjustment factor, are then applied against the balances associated with each of these loan portfolio segments, with the sum of these results representing the total general reserve. The management adjustment factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

As of December 31, 2007, the Allowance for Loan Losses includes specific reserves totaling $13.1 million relating primarily to two condominium conversion loans, one condominium construction loan and various other loans. The condominium loans are also listed as nonaccrual, as discussed later in this report. The reserve amount is determined by comparing the net balance of the loan to the value of the underlying collateral (the associated condominium units). To the extent that the net loan balance exceeds the collateral value (net of estimated costs to sell), Corus either specifically reserves for the deficiency or, in some cases, charges off the amount.
Collateral values are initially based on an outside independent appraiser’s valuation determined at the inception of the loan. After inception, Corus arrives at an estimate of the fair value of the underlying collateral using the lower of appraised value or via internally developed estimates. With regard to the fourth quarter 2007 allowance analysis, the Bank used the values indicated in two updated appraisals received during the quarter and internally developed estimates were utilized when assessing the other “impaired” loans.
The general reserve as of December 31, 2007 totaled $54.1 million. As described above, the general reserve is determined by first segregating the portfolio based on collateral type, lien seniority, and regulatory rating, and then applying a loss factor to each group. Loss factors for both condominium construction and conversion loans have increased during 2007 attributable largely to the negative trend in the residential for-sale housing and mortgage markets.
As mentioned above, historical charge-offs are one of the two factors used to determine the total loss factor resulting in the general reserve. Earlier in 2007, a particular condominium conversion loan showed signs of a dramatic decline in value, such that the estimated value of the collateral (net of estimated costs to sell) fell below Corus’ loan exposure. Corus charged off the estimated shortfall ($15.5 million) during the first half of the year (the loan was ultimately foreclosed on and the underlying asset was transferred to OREO). During the fourth quarter, Corus recorded charge-offs on two loans. One was a condominium conversion project that Corus received an appraisal on indicating the project had declined in value (net of estimated costs to sell) to a point below Corus’ loan exposure. Corus charged off the estimated shortfall ($17.5 million, with the vast majority representing an entire write-off of the mezzanine loan) during the fourth quarter of 2007. Corus also recorded a partial charge-off ($7.5 million) on a condominium construction project that has experienced substantial cost overruns and where the mezzanine lender has indicated it will no longer provide support to the project. These charge-offs gave rise to an increase in the historical charge-off factor for both condominium conversion and construction loans.

The second component of the loss factor, the management adjustment factor, was increased for all condominium loans during 2007. Negative environmental conditions identified in residential for-sale housing markets across the U.S., including those markets where Corus does the majority of its lending, support the increased factors. These include increases in inventories of unsold units, increases in foreclosures, decreases in pricing, and cancellations of condominium presale contracts. The increase in the management adjustment factor was also consistent with recent increases in nonperforming loans.
Finally, the Allowance for Credit Losses includes an “unallocated” portion. The unallocated portion represents a reserve against risks associated with environmental factors that may cause losses in the portfolio as a whole but are difficult to attribute to individual impaired loans or to specific groups of loans. The unallocated portion of the Allowance for Loan Losses increased from $2.2 million at December 31, 2006 to $3.8 million at December 31, 2007. Relative to the overall portfolio, this is a relatively minor change. The unallocated reserve reflects, among other things, uncertainty regarding the willingness and/or ability of condominium presale buyers to close on their purchase. Further increasing the uncertainty is the impact of falling home prices, residential lenders tightening credit standards, and the potentially negative influence of speculative investors (in contrast to buyers purchasing a condominium as their primary residence).
The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.

As of December 31, 2007, the Allowance for Credit Losses totaled $77.0 million, an increase of $26.2 million compared to December 31, 2006. A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands)	2007	2006	2007	2006
Balance at beginning of period	$68,350	$47,657	$50,793	$44,740
Provision for credit losses	33,500	4,500	66,000	7,500
Charge-offs:
Commercial real estate:
Condominium:
Construction	(7,490)	—	(7,490)	—
Conversion	(17,482)	—	(32,958)	—
Inventory	—	—	—	—

Total condominium	(24,972)	—	(40,448)	—
Other commercial real estate	—	(1,512)	—	(1,512)
Commercial	—	—	—	(756)
Residential real estate and other	(96)	(105)	(179)	(372)

Total Charge-Offs	(25,068)	(1,617)	(40,627)	(2,640)

Recoveries:
Commercial real estate	—	—	—	—
Commercial	131	6	133	8
Residential real estate and other	79	247	693	1,185

Total Recoveries	210	253	826	1,193

Balance at December 31	$76,992	$50,793	$76,992	$50,793

As discussed above (under the “Allowance for Credit Losses” section), during the fourth quarter Corus recorded charge-offs on two loans, one for $7.5 million on a condominium construction loan and the other for $17.5 million on a condominium conversion loan. The construction loan is located in San Diego, CA and was placed on nonaccrual status during the fourth quarter. This loan had previously been classified as a troubled debt restructuring. The charge-off was a result of additional cost overruns on the project. The conversion loan is located in Tampa, FL and has been classified nonaccrual since the first quarter of 2007. The charge-off was a result of an updated appraisal indicating a decline in collateral value coupled with the likelihood of either restructuring the loan, such that the loss would be confirmed, or possibly foreclosing on the property.
During the first half of 2007, Corus charged off a total of $15.5 million related to a condominium conversion loan in Naples, FL. Corus ultimately foreclosed on the property and upon foreclosure, the asset was transferred to Other Real Estate Owned (“OREO”). See the “OREO” section for further discussion and details.

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	December 31	December 31
(in thousands)	2007	2006
Allowance for Loan Losses	$70,992	$45,293
Liability for Credit Commitment Losses (1)	6,000	5,500

Total	$76,992	$50,793

(1)	Included as a component of other liabilities
The allocation of the Allowance for Loan Losses was as follows:

	December 31	December 31
(in thousands)	2007	2006
Commercial real estate:
Condominium:
Construction	$40,892	$24,258
Conversion	20,332	15,166
Inventory	1,032	550
Other commercial real estate	2,375	1,293
Commercial	2,337	1,517
Residential real estate and other	175	261
Unallocated	3,849	2,248

Total	$70,992	$45,293

Commercial Real Estate Loan Charge-off History

	Charge-offs
(in thousands)	Condominium	Condominium	Other
Period	Construction	Conversion	CRE	Total
2007	$7,490	$32,958	$0	$40,448
2006	0	0	1,512	1,512
2005	0	0	0	0
2004	0	0	0	0
2003	0	0	0	0
2002	0	0	0	0
2001	0	0	0	0
2000	0	0	0	0
1999	0	0	61	61
1998	0	0	18	18

Total Charge-offs	$7,490	$32,958	$1,591	$42,039

As discussed above, during 2007 Corus recorded charge-offs on three separate loans, one relating to a condominium construction loan and two others related to condominium conversion loans. While Corus’ long-term historical commercial real estate lending results have still been quite impressive, the ten years through 2006 corresponded to a very favorable period for the banking industry and, even more so, a very strong U.S. residential for-sale housing market. What began as signs of weakness in the U.S. residential for-sale housing market during 2006 appears to have now decayed into an outright crisis in the U.S. residential for-sale housing market and, somewhat as a consequence, mortgage markets. That weakness is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the significant absolute amount of (and recent increases in) nonaccrual and otherwise nonperforming loans (as discussed throughout this document). As a result, Corus anticipates that credit costs will remain elevated in 2008 and 2009.
As expressed in the past, Corus continues to believe that the measure of any company’s success must be made over an entire business cycle, and not by looking at just “good” or “bad” years in isolation from one another. While we are now experiencing problem loans and charge-offs, issues which may well get worse – if not materially worse – before they improve, we believe any measure of our overall success in the commercial real estate loan business must also take into account our results of the past decade.

Nonaccrual, Past Due, OREO and Restructured Loans

	December 31	September 30	June 30	March 31	December 31
(in thousands)	2007	2007	2007	2007	2006

Nonaccrual
Condominium:
Construction	$105,066	$24,493	$—	$—	$—
Conversion	177,086	174,518	200,902	195,723	72,472
Inventory	—	—	—	—	—

Total condominium	282,152	199,011	200,902	195,723	72,472
Commercial	28	28	—	—	—
Residential real estate and other	—	—	70	70	70

Total nonaccrual	282,180	199,039	200,972	195,793	72,542
Loans 90 days or more past due	463	737	641	310	34,365

Total Nonperforming Loans	282,643	199,776	201,613	196,103	106,907
Other real estate owned (“OREO”)	36,951	40,387	40,387	8,439	8,439

Total Nonperforming Assets	$319,594	$240,163	$242,000	$204,542	$115,346

Troubled debt restructurings*	$153,453	$26,515	$30,213	$—	$—

*	To the extent not included in either nonaccrual or loans 90 days or more past due
Nonaccrual loans at December 31, 2007 are listed below by major metropolitan area:

	Nonaccrual Condominium Loans
	Funded Balance as of December 31, 2007
	Construction		Conversion		Total
(dollars in thousands)	#	Amount	#	Amount	#	Amount
Florida:
Miami	2	$57,520	1	$6,731	3	$64,251
Tampa	—	—	1	44,830	1	44,830
Other	—	—	1	57,835	1	57,835

Florida Total	2	57,520	3	109,396	5	166,916

California:
Los Angeles	1	29,121	—	—	1	29,121
San Diego	1	18,425	1	49,845	2	68,270

California Total	2	47,546	1	49,845	3	97,391

Phoenix/Scottsdale	—	—	1	17,845	1	17,845

Total	4	$105,066	5	$177,086	9	$282,152

The construction loan in San Diego had an unfunded commitment of $9.6 million. None of the other nonaccrual loans had any material unfunded commitments.

Payments received from borrowers on nonaccrual loans can, under certain conditions, be recognized as interest income. During the twelve months ended December 31, 2007, cash payments on nonaccrual loans recognized as interest income totaled $4.9 million, none of which was recorded in the final three months of the year. To the extent that either, payments on nonaccrual loans are not received or payments received are applied solely to principal, no interest income is recorded. This is referred to as foregone interest. For the three and twelve months ended December 31, 2007, foregone interest totaled $7.1 million and $16.5 million, respectively. Importantly, management’s decision with respect to whether to recognize payments received on nonaccrual loans as income or as a reduction of principal may change as conditions dictate.
Nonperforming Loans – The principal factor causing all of the aforementioned loans to become nonperforming is the continued significant weakness in the U.S. residential for-sale housing market. The projects collateralizing these nonperforming loans are experiencing far lower sales (also referred to as absorption rates) than originally expected. As detailed in the table above, the collateral properties are all located in areas where residential property values have declined significantly.
An important overall factor in our assessment of the risks inherent in nonperforming loans relates to the willingness of the project’s “sponsors” to support our loans. While support can be manifested in numerous manners, financial support (e.g., making interest payments, covering operating shortfalls and/or cost overruns, etc.) is ultimately the most meaningful sign of a sponsor’s commitment to the project. As a matter of convention, Corus commonly refers to the borrower and, to the extent applicable, the “mezzanine” lender (second position financing provided by lenders other than Corus – what we refer to as “mezzanine loans”) collectively as the loan’s “sponsors.”
Construction Loans
Nonperforming construction loans include four projects with total balances outstanding of $105 million and unfunded commitments of $11 million.
As of December 31, 2007, construction was essentially complete on three of the projects. While the projects incurred cost overruns, most were covered by the loan sponsors. With respect to unit closings, while one of the projects closed on nearly 50% of its units, closings are generally weak. The developers’ outlook for these three projects varies, from reducing prices in an effort to improve sales to splitting one of the projects into apartments and condominiums and selling/refinancing the bifurcated projects.
The fourth project is essentially a “gut rehab.” As of December 31, 2007, approximately 60% of the units have been completed. The project, located in San Diego, has incurred significant cost overruns which are largely being covered by Corus. Sales of over one-third of the units have been closed, however sales of the remaining units are expected to be slow. As a result of the cost overruns, both equity and the mezzanine lender have indicated their intention to stop supporting and ‘withdraw’ from the project. Corus has initiated foreclosure proceedings and expects that it will assume ownership of the project (as OREO) in early 2008. Based on an internal estimate of the project’s value (net of estimated selling costs), Corus charged off $7.5 million of this loan in the fourth quarter of 2007 leaving an outstanding balance at December 31, 2007 of $18.4 million. Note that the conversion is not complete, and additional funding will be necessary to finish the project.

With regard to valuations, an outside independent appraiser produces the valuation of the collateral at the inception of all of our commercial real estate loans. After inception, Corus arrives at an estimate of the fair value of the underlying collateral either by obtaining an updated appraisal or via an internally developed estimate. For the nonperforming construction loans at December 31, 2007, the valuation for one of the properties was determined based on recent appraisal while the other three were determined based on internally developed estimates.
As cited above, Corus charged off a portion of one of the loans such that the loan balance was adjusted down to the fair value of the collateral. For another loan, Corus had a specific reserve of $1.3 million included in the Allowance for Loan Losses. The remaining two loans were secured by collateral determined to have a fair value (net of estimated selling costs) in excess of the respective loan exposures.
Conversion Loans
As of December 31, 2007, there were five nonperforming conversion loans (total balances outstanding of $177 million, with essentially no remaining commitment to be funded).
As is typically the case with condominium conversion projects, the projects collateralizing the loans entailed only a modest level of improvements to the underlying apartment building (with most of the project’s cost related to the acquisition of the building and associated land). As a result, the “completion” risk associated with these projects is minimal (none of the projects related to nonperforming loans had any meaningful work yet to be completed). Cost overruns on the projects were limited, and, regardless, were funded by the project’s sponsors.
The presale of units does not typically occur in the condominium conversion market, and the projects related to Corus’ nonperforming conversion loans had minimal (if any) presales. Overall, these projects have had limited sales to date, with only one of the projects having sold and closed on more than one-third of the associated units.
The outlook for resolution of the loans must be analyzed on a case-by-case basis, and varies significantly from loan to loan. In one situation, we believe we are well-secured by the collateral and anticipate that the developer will continue to close units such that the Bank will be paid off in full. Corus will likely foreclose on two of the loans and anticipates it will take possession of the collateral. Based on an appraisal received in December 2007, Corus charged off $17.5 million on one of those loans in the fourth quarter of 2007. The remaining outstanding balance for the two potential foreclosures, after the aforementioned charge-off, is $62.7 million. These projects are located in Tampa and Phoenix.

Determining how the issues with the other two projects will ultimately be resolved is a bit more difficult. We are hopeful that the developers will be able to sell their units in spite of the depressed market and ultimately pay us off in full. However, the markets where those projects are located are quite weak. One of the loan sponsors has, at this point, opted to continue renting the units until the outlook for a condominium exit strategy improves. The loans sponsors have, through December 31, 2007, kept the loans current by making out-of-pocket interest payments.
As with construction loans, an outside independent appraiser produces the valuation of the collateral at the inception of all conversion loans. After inception, Corus arrives at an estimate of the fair value of the underlying collateral either by obtaining an updated appraisal or via an internally developed estimate. For the nonperforming conversion loans at December 31, 2007, the valuation for one of the properties was determined based on recent appraisals while the other four were determined based on internally developed estimates. As mentioned earlier, we charged off a portion of one of the loans such that the loan balance was adjusted down to the fair value of the collateral. As of December 31, 2007, Corus had specific reserves included in the Allowance for Loan Losses for a total of $10.1 million associated with two loans. The remaining two loans were secured by collateral with an estimated fair value (net of expected selling costs) in excess of the loan exposures.
Finally, while all of the nonperforming loans as of December 31, 2007 have various Completion and Bad Act guarantees, and the Company may have claims under these guarantees, no value was assigned to these guarantees in determining collateral value. Although one of the conversion loans does have a payment guarantee, Corus does not consider it significant in relation to the overall credit.
OREO – The remaining component of nonperforming assets is Other Real Estate Owned (“OREO”), which consists of two properties. The first is an office property located in the suburbs of Chicago, which Corus took possession of in December 2006. During the fourth quarter of 2007, Corus sold a portion of the property to a third party for $3.4 million (which was essentially break-even), thereby leaving a remaining OREO balance of $5.0 million as of December 31, 2007.
The second property secures a former condominium conversion loan that Corus foreclosed on in the second quarter of 2007. This property is located in Naples, Florida and is currently being operated as an apartment complex. Corus charged off a total of $15.5 million related to this loan in 2007. The remaining loan balance of $32.0 million was transferred to OREO.
An outside independent appraiser produced the valuation of the collateral at the time Corus took possession of each of the above properties. Management updated the two appraisals as of December 31, 2007, to verify that the current book values were not in excess of estimated fair value.

Troubled Debt Restructuring – As of December 31, 2007, Corus has one troubled debt restructuring (“TDR”), not otherwise included above in either nonaccrual or 90 days past due. The loan relates to a construction project in Miami, FL. The loan had an outstanding balance of $153.4 million at December 31, 2007 and was essentially fully funded. The underlying project is experiencing significant cost overruns. While loan modification documents had not been executed as of December 31, 2007, Corus has reached an agreement in principle with the loan sponsors to restructure the loan. The restructuring will require that in satisfaction of various guarantees, the loan sponsors will infuse $20 million of funds to cover cost overruns on the project. While the restructuring will not require Corus to provide any additional loan commitment, Corus has agreed in principle to charge the developer a reduced rate of interest on the loan beginning December 1, 2007. Corus estimates the rate reduction, which decreased interest income by $0.5 million in December 2007, could total $2 to $3 million over the remaining term of the loan. While Corus is entitled to a future repayment of the rate reduction under certain conditions, it is difficult to estimate the probability that such a repayment will occur. As such, Corus is only recording interest at the reduced rate under the in-principle restructuring agreement. The project is anticipated to begin selling units during the first quarter of 2008 and, based on current sales projections, Corus estimates that its loan will be significantly paid down, if not paid off entirely, by the end of 2008. Corus believes it is well-secured and does not currently anticipate any loss on the loan.
Loans are classified as TDR when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that management would not otherwise consider. A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve. Loans classified as TDR are also considered to be impaired.
Accrued Interest Receivable and Other Assets
As of December 31, 2007, accrued interest receivable and other assets were $75.7 million, compared to $48.2 million one year earlier. The change was due to an increase in the balance of net current and deferred taxes (collectively “net taxes receivable”), partially offset by a decrease in accrued interest receivable. The balance of net taxes receivable increased, driven primarily by changes in deferred taxes related to unrealized security gains and the allowance for loan losses. Accrued interest receivable declined due primarily to lower interest rates.

Deposits
The following table details the composition of Corus’ deposits by product type:

	December 31		December 31
(in millions)	2007		2006
Retail certificates of deposit	$5,319	70%	$6,001	69%
Money market	1,465	19	1,698	20
Demand	254	3	309	4
NOW	254	3	285	3
Brokered certificates of deposit	205	3	280	3
Savings	123	2	132	1

Total	$7,620	100%	$8,705	100%

In 2007, the Bank lowered the interest rates it offers on CDs, relative to the market, in an effort to reduce deposits and begin to better match deposits with loans.
At December 31, 2007, approximately 56% of the Bank’s $7.4 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 180,000 accounts.
Long-Term Debt – Subordinated Debentures (“Trust Preferred”)
As of December 31, 2007, Corus had $404.6 million in floating rate junior subordinated notes (the “Debentures”). The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly, with the majority resetting near the end of each quarter. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.
All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on December 31, 2007 market interest rates, the interest payments would be approximately $29 million per annum.

Note that the Debentures were issued to unconsolidated subsidiary trusts of the Company. Each trust’s sole purpose is to issue Trust Preferred Securities with terms essentially identical to the Debentures and then use the proceeds of the Trust Preferred issuance to purchase debentures from the Company.
The turmoil in the credit markets has extended to the trust preferred market, such that management believes it is unlikely that the Bank could issue trust preferred securities at this time. Further, there is no assurance that this historical source will be available to the Bank again in the future.
Other Borrowings
Corus, through its bank holding company, has a $150 million revolving line of credit. The line of credit matures on February 28, 2010, and is collateralized by 100% of the common stock of the Bank. While the holding company can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that it has entered into with the Bank. As of December 31, 2007, the line of credit had an outstanding balance of $52.9 million.
Share Repurchase Program
During the fourth quarter, the Company successfully completed the 2 million-share repurchase program authorized by the Board of Directors in April 2004. Additionally, the Company’s Board of Directors authorized a new Share Repurchase Program (the “Program”) to acquire up to 5 million of the Company’s common shares. As of December 31, 2007, the remaining shares authorized for repurchase under the Program were 4,708,100.
The table below illustrates the Company’s share repurchase activity during the fourth quarter of 2007:

	Total Number	Average	Number of Shares
	of Shares	Price Paid	that May Yet Be
Period	Purchased	per Share	Purchased
October 1-31, 2007	236,000	$10.85	5,968,870
November 1-30, 2007	1,068,870	$9.70	4,900,000
December 1-31, 2007	191,900	$9.57	4,708,100

Total (A)	1,496,770	$9.87	4,708,100

(A)	1,204,870 shares were purchased from the April 2004 Authorization and 291,900 shares were purchased from the October 2007 Authorization.

Liquidity and Capital Resources
Bank Holding Company
Sources At December 31, 2007, the holding company had cash and marketable equity securities of $163 million and $140 million, respectively, for a total of $303 million. By comparison, the holding company had cash and marketable equity securities of $96 million and $222 million, respectively, for a total of $318 million one year earlier. The cash is held on deposit at the Bank, and the securities are generally investments in equity securities.
In order to be conservative, the holding company has ‘designated’ $42 million of its cash to cover loan participations committed to by the holding company but unfunded as of December 31, 2007 and $14 million to cover dividends declared. It is important to note that while the holding company has earmarked a portion of its cash for participations, this action is one of prudence by management and not the result of any regulatory or legal requirements. Therefore, the holding company had “free and clear” cash and marketable securities aggregating $247 million at December 31, 2007, which could be used for any corporate purpose, such as additional cash dividends to our shareholders, share repurchases, supporting the Bank’s capital position and/or supporting the holding company’s cash flow needs.
The loan participations mentioned above refer to instances where the holding company has purchased a participation in loans originated by the Bank. The holding company generally enters into these participations so that the Company can hold loans greater than the Bank alone would otherwise be able to hold (banking regulations impose various limitations on bank’s extensions of credit). The loans participated in are typically construction loans which, as is the nature of construction loans, are unfunded at inception and may take two or more years to be fully drawn down. The difference between the holding company’s total commitment and the amount actually funded is referred to as the unfunded commitment. As of December 31, 2007 the holding company’s total commitments were $73 million, of which $31 million was funded leaving $42 million unfunded, as cited above.
Between 2003 and 2005, cash and liquidity needs of the holding company were primarily met through the issuance of a form of long-term debt, commonly referred to as “Trust Preferred Securities” (the attributes of these securities are described in the section titled “Long-Term Debt — Subordinated Debentures” of this report). During this period, the holding company issued, through unconsolidated subsidiary trusts, approximately $350 million of Trust Preferred Securities, infusing the majority of the proceeds into the Bank, while retaining enough cash to satisfy its own liquidity needs. Recently, the Bank’s need for capital has changed, and as a result, the holding company has been able to use the Bank as a source of liquidity (see below). In 2006, $25 million of Trust Preferred Securities were issued and the holding company received $99 million of dividends from the Bank. In 2007, the holding company issued an additional $20 million in Trust Preferred securities and received $150 million in dividends from the Bank. As previously cited, the turmoil in the credit markets has extended to the trust preferred market, such that management believes it is unlikely that the Bank could issue trust preferred securities at this time. Further, there is no assurance that this historical source will be available to the Bank again in the future.

Additional sources of liquidity available to the holding company include dividends from its marketable equity securities portfolio, interest, points and fees earned from loan participations, and cash that could be generated from sales of its equity securities. Further, the holding company could draw on its revolving line of credit (see discussion in the section titled “Other Borrowings” of this report).
Uses As mentioned above, between 2003 and 2005, the holding company’s primary use of cash was capital infusions into the Bank. The Bank’s capital needs have changed such that the holding company has not made any capital contributions to the Bank since 2005. Additional uses included dividends to shareholders, interest and principal payments on debt, share repurchases, the purchase of marketable securities, and the payment of operating expenses. See the section below regarding the Bank’s liquidity and capital needs for a discussion of the factors impacting the Bank’s capital needs.
Corus Bank, N.A.
Sources At December 31, 2007, the Bank’s liquid assets totaled $4.3 billion, or 49%, of its total assets versus $5.6 billion, or 57% of total assets at December 31, 2006. The Bank’s primary sources of cash include: loan paydowns/payoffs, investment securities that matured or were sold, Bank earnings retained (i.e., not paid to the holding company as a dividend), and capital infusions from the holding company.
Uses The Bank’s principal uses of cash include funding loans (both new loans as well as drawdowns of unfunded loan commitments) and funding the recent net decline in deposits. At December 31, 2007, the Bank had unfunded commercial real estate loan commitments of $3.2 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 30 months, although such fundings could occur more rapidly.
The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. As a result of management actions to better align deposit and loan levels, the Bank has recently seen a slight decline in its total deposits, essentially all of that change associated with retail certificates of deposit (“CDs”). While the recent decline in retail CDs has been as a direct result of management action, these CDs are short-term in nature (virtually all have original maturities of 1 year or less) and do present greater liquidity risk (than would longer-term funding alternatives) and could experience shrinkage in the future not tied to management actions. The Bank must therefore be prepared to fund those withdrawals and, as such, internally allocates a substantial pool of its investment securities “against” deposits.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:
•	The impact on Corus of the problems in the residential housing and mortgage lending markets, including its impact on Corus’ loan originations, credit quality and charge-offs;

•	Continued financial support provided by borrowers, or second mortgage holders, for underperforming loans;

•	The Company’s concentration in condominium construction lending;

•	The Company’s geographic concentration;

•	The impact of weak sales and/or cancelled contracts on loan paydowns and, ultimately, collateral valuations;

•	The borrower’s ability to complete building construction on time and within budget;

•	The interplay of originations, construction loan funding, and loan paydowns on loan balances;

•	The likelihood that condominiums will remain a permanent fixture in the residential housing market;

•	The risk that higher interest rates could dampen housing prices as well as the demand for housing, which could therefore adversely affect Corus’ business;

•	The occurrence of one or more catastrophic events that may directly or indirectly, affect properties securing Corus’ loans. These events include, but are not limited to, earthquakes, hurricanes, and acts of terrorism;

•	The likelihood that pending loans which reach the “Applications Received” stage will ultimately close;

•	Changes in management’s estimate of the adequacy of the allowance for credit losses;

•	The effect of competitors’ pricing initiatives on loan and deposit products and the resulting impact on Corus’ ability to attract and retain sufficient cost-effective funding;

•	Corus’ ability to attract and retain experienced and qualified personnel;

•	Corus’ ability to access the capital markets, including Trust Preferred securities;

•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;

•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies;

•	The concentration of ownership by the Chief Executive Officer, Robert J. Glickman, and his immediate and extended family.
Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and Corus does not undertake any obligation to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Annual Report on Form 10-K for the year ended December 31, 2006, as updated by the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission.
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